SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated as of the 4th day of February, 2016, to the Distribution Agreement dated as of January 1, 2014, as amended August 19, 2015 (the “Agreement”) is entered into by and between Trust for Advised Portfolios, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add the Ziegler Floating Rate Fund.

WHEREAS, the parties desire to amend the fees of the Agreement; and

NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TRUST FOR ADVISED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Christopher E. Kashmerick	By: /s/ James R. Schoenike

Name: Christopher E. Kashmerick	Name: James R. Schoenike

Title: President	Title: President

A-1

Amended Exhibit A
to the
Distribution Agreement

Separate Series of Trust for Advised Portfolios

Name of Series
Ziegler Strategic Income Fund
Ziegler FAMCO Covered Call Fund
Ziegler Floating Rate Fund

B-1

Exhibit B to the Distribution Agreement – Trust for Advised Portfolios
QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES - FEE SCHEDULE at January, 2016
Regulatory Distribution Annual Services Per Fund*
__ basis point on average net assets over $100 million plus
Base annual fee:
▪$__/fund
Default sales loads and distributor concession, if applicable, are paid to Quasar.
Basic Distribution Fee to be offset by:
1) Underwriter Concessions:  If excess concession funds remain after the offset of Quasar’s distribution fee, Quasar will make the balance available for use by the Fund for pre-approved marketing expenses only at a rate of 80% of the remaining balance.  The remaining 20% will be retained by Quasar to offset Quasar expenses.
Standard Advertising Compliance Review
▪$__ per communication piece for the first 10 pages (minutes if audio or video); $__/page (minute if audio or video) thereafter.
▪$__ FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $1__ /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪$__ for the first 10 pages (minutes if audio or video); $__/page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪$__ FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $__ /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff (if desired)
▪    $__/year per registered representative
▪    Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪    $__/FINRA designated branch location
▪    All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets
▪Design - $__/fact sheet, includes first production
▪Production - $__ /fact sheet per production period
▪All printing costs are out-of-pocket expenses in addition to the design and production fees
▪Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪Typesetting, printing and distribution of prospectuses and shareholder reports
▪Production, printing, distribution, and placement of advertising, sales literature, and materials
▪Engagement of designers, free-lance writers, and public relations firms
▪Postage, overnight delivery charges
▪FINRA registration fees (Including late U5 charge if applicable)
▪Record retention (Including RR email correspondence if applicable)
▪Travel, lodging, and meals
*Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit B.
Ziegler Capital Management, LLC

By: /s/ Margaret M. Baer
Printed Name and Title: Margaret M. Baer, Chief Administrative & Operating Officer
Date: Feb 11, 2016
B-2